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                                                               EXHIBIT 2.4

                         WORLDWIDE AREA DEVELOPMENT AGREEMENT


    THIS AGREEMENT is entered into this ___ day of _______, 1996, by and between CD Warehouse Inc., a Delaware corporation, (the "Company"), and Mark Kane, a resident of the State of Texas, individually, ("Developer").

                                W I T N E S S E T H :

    WHEREAS, The Company is the franchisor of a retail music system ("CD Warehouse System") under which compact discs and related products are sold to the public from retail stores operated under the name "CD Warehouse"; and

    WHEREAS, Developer desires to obtain the right to: (i) select proposed sites on which to develop CD Warehouse stores, (ii) submit the same to the Company for its acceptance of each proposed site, and (iii) enter into a License Agreement with the Company on a store site by store site basis to develop, own
and operate a number of   CD Warehouse store(s)  upon the terms and  conditions
set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.  AREA EXCLUSIVITY AND DEVELOPMENT SCHEDULE

    (a) Subject to the terms and conditions of this Agreement, the Company hereby grants to the Developer, the exclusive right to develop CD Warehouse Stores beyond and outside of the legal boundaries of the United States, Canada and Mexico, (hereinafter referred to as the "Franchised Area") for a period extending from the effective date hereof through December 1, 2006.

    (b) During the term hereof, Developer agrees to develop and to put In Operation a minimum of one hundred (100) CD Warehouse stores within the Franchised Area in accordance with the following development and performance schedule (hereinafter the "Performance Schedule"):

    NUMBER OF STORES              IN OPERATION ON OR BEFORE
    ----------------              -------------------------
         five (5)                     December 1, 1997
         ten (10)                     December 1, 1998
         fifteen (15)                 December 1, 1999
         ten (10)                     December 1, 2000
         ten (10)                     December 1, 2001
         ten (10)                     December 1, 2002
         ten (10)                     December 1, 2003
         ten (10)                     December 1, 2004
         ten (10)                     December 1, 2005
         ten (10)                     December 1, 2006
         --------
         one hundred (100)

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    (c)  For the purposes of this Agreement, a store shall be deemed to be "In
Operation" once a License Agreement (as hereinafter set forth) has been executed by Developer and the Company has opened to the public.

2.  TERM

    The term of this Agreement and all Developmental Rights granted hereunder shall expire on the date the last of the CD Warehouse Stores to be developed pursuant to the Performance Schedule set forth in Section 1 hereof is opened for business, unless sooner terminated in accordance with the terms of this Agreement.

3.  RENEWAL

    This Agreement shall not be subject to renewal under the terms of this document. Renewal of this Agreement, as amended, and the underlying store site license agreement(s) will be considered at the conclusion of the primary term of this Agreement.

4.  TIMELY PERFORMANCE

    Developer hereby acknowledges that its timely development of the CD Warehouse Stores in the Franchised Area in accordance with the Performance
Schedule is of material importance to the Company and Developer, and agrees, as a condition of the continuance of the rights granted hereunder, to: (i) develop and open the CD Warehouse Stores within the Franchised Area in accordance with the Performance Schedule; (ii) operate such stores pursuant to the terms of the Unit License Agreements and (iii) maintain all such stores (or the requisite number of stores) in operation continuously.

5.  CONSIDERATION FOR EXCLUSIVE RIGHTS

    As consideration for this Agreement, Developer will pay an amount to be jointly determined between the Company and Developer on a country by country basis. Company and Developer agree that the fee/royalty amount to be determined will not be lower than a franchise fee of $3,000 per store, one percent (1%) of the royalty based on individual store sales volume and twenty percent (20%) of the total fee received by Developer.

6.  SITE SELECTION

    (a) Due to the nature of this Agreement, the Company will not be requiring formal site selection criteria be maintained. The Company will not provide assistance to the Developer, third party, or any agent in the evaluation of site selection.

    (b) Developer acknowledges that no officer, employee or agent of the Company has any authority to approve or accept any proposed site and any other representations, whether oral or written, shall be of no effect; Developer further acknowledges that the Company's acceptance of said site does not constitute any representation, warranty or

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guarantee by the Company that said site will be a successful location for a
CD Warehouse Store.

    (c) The store/site License Agreements for all units will be the standard form of license agreement at the time of execution. Within thirty (30) days after the receipt of a store/site License Agreement from the Company, Developer shall execute said store/site License Agreement in accordance with the Company's instructions and return the same along with the applicable license fee to the Company.

7.  FRANCHISE SERVICES

    In consideration of the reduced fee/royalty arrangement contemplated by the parties, Developer understands and agrees that the Company is not obligated to provide all of the standard franchise services that are generally provided to domestic locations of CD Warehouse Stores. Developer will also insure that notification of the lack of franchise services will be properly provided in writing to any third party or agent that may have an interest in joining Developer to open CD Warehouse Stores internationally.

8.  LIMITATION OF AGREEMENT

    Developer acknowledges and agrees that:

    (a) This Agreement does not include the grant of a license by the Company to Developer of any rights to use the Proprietary Marks, the CD Warehouse System, or to open or operate any CD Warehouse Store with the Franchised Area. Developer shall obtain the license to use such additional rights at each CD Warehouse Store upon the execution of each store/site License Agreement by both Developer and the Company and only in accordance with the terms of each License Agreement.

    (b) The Developmental Rights granted hereunder are personal to Developer and cannot be sold, assigned, transferred or encumbered, in whole or in part, except as set forth in Section 12 hereof.

    (c) Developer shall have no right to use in its name the name CD Warehouse or any other names or Proprietary Marks used by the Company.

    (d) Except as provided in Section 1 hereof, the Developmental Rights granted hereunder are nonexclusive, and the Company retains the right, in its sole discretion:

         (i)  To continue to construct and operate other CD Warehouse
Stores outside the Franchised Area and to use the CD Warehouse System and Proprietary Marks at any location outside the Franchised Area, and to license other to do so.

        (ii) To develop, use and franchise the rights to any trade names, trademarks, service marks, trade symbols, emblems, signs, slogans, insignia or copyrights not designated by the Company as Proprietary Marks, for use with similar or different franchise systems for the sale of the same, similar or different products or services other

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than in connection with the CD Warehouse System at any location, on such terms and conditions as the Company may deem advisable and without granting Developer any rights herein.

    (e) Because complete and detailed uniformity under many varying conditions may not be possible or practical, the Company specifically reserves the right and privilege, at its sole discretion and as it may deem in the best interests of all concerned in any specific instance, to vary any standards for any Developer based upon the peculiarities of a particular site or circumstance, density of population, business potential, population of trade area, existing business practices or any other condition which the Company deems to be of importance to the successful operation of such Developer's business. Developer shall not be heard to complain on account of any variation from standard specifications and practices granted to any franchise owner and shall not be entitled to require the Company to grant Developer a like or similar variation hereunder.

    (f) Developer has sole responsibility for the performance of all obligations arising out of the operations of its business pursuant to this Agreement, including, but not limited to, the payment when due of any and al taxes levied or assessed by reason of such operation.

    (g) In all public records, in its relationship with other persons, and in any offering circular, prospectus or similar document, Developer shall indicate clearly the independent ownership of Developer's business and that the operations of said business are separate and distinct from the operation of the Company's business.

    (h) Developer agrees to indemnify and hold harmless the Company from any liability or damage the Company may incur, including reasonable attorney fees, as a result of claim, demands, costs or judgments of any kind or nature by anyone whomsoever arising out of or otherwise connected with this Agreement, the Developmental Rights, the acquisition of any retail music site or ownership, maintenance or operation of any CD Warehouse Store by Developer.

9.  SERVICES BY THE COMPANY

    The Company shall, at its expense, make available to Developer the following:

    (a) Such standard construction plans, specifications and layouts for the structure, equipment, decor and signs identified with the CD Warehouse as the Company makes available to all new licensees from time to time.

    (b) Such periodic continuing individual or group advise, consultation and assistance, rendered by personal visit or telephone, or by newsletters or bulletins made available from time to time to all Developers of the Company, as the Company deem necessary or appropriate.

    (c) Such bulletins, brochures and reports as may from time to time be published by the Company regarding its plans, policies, research, developments and activities.

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    (d)  Such other resources and assistance as may hereafter be developed and offered by the Company to its licensees.

10. DEFAULT; TERMINATION

    (a) The occurrence of any of the following events shall constitute a default under this Agreement:

         (i) If Developer shall, in any respect, fail to meet the Performance Schedule, unless such failure is due to extraordinary events beyond the control of the Developer (such as acts of God, war and the like, but exclusive of matters involving the financial wherewithal of the Developer).

        (ii) If Developer shall use the CD Warehouse System or Proprietary Marks, or any other names, marks, systems, insignia, symbols or rights which are the property of the Company except pursuant to, and in accordance with, a valid and effective Unit License Agreement.

       (iii) If Developer, or persons controlling, controlled by or under common control with Developer, shall have any interest, direct or indirect, in the ownership or operation of any retail music store engaged in the sales of compact discs or related products within the Franchised Area or in any retail music store which looks like, copies or imitates CD Warehouse Stores or operates in a manner tending to have such effect other than in accordance with any Unit License Agreement.

        (iv) If Developer shall fail to remit to the Company any payments pursuant to this Agreement when the same are due.

         (v) If Developer shall purport to effect any assignment other than in accordance with Section 12 hereof.

        (vi) Except as provided in Section 12 (a) hereof, if Developer attempts to sell, assign, transfer or encumber this Agreement.

       (vii) If Developer makes, or has made, any misrepresentation to the Company in connection with obtaining this Worldwide Area Development Agreement or any Unit License Agreement.

      (viii) If Developer defaults in the performance of any other obligation under this Agreement.

        (ix) If Developer defaults in the performance of any obligation under any store/site License Agreement with the Company, regardless of whether or not said store/site License Agreement is terminated as a result of such default.

         (x) If Developer, or any person controlling, controlled by or under common control with Developer, shall become insolvent by reason inability to pay its debts

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as they mature; or if a receiver, permanent or temporary, of the business, assets or property of Developer or any such person, or any part thereof, is appointed by a court of competent authority; or if Developer or any such person requests the appointment of a receiver or makes a general assignment for the benefit of creditors or if a final judgment against Developer or any such person in the of $15,000 or more remains unsatisfied or record for thirty (30) days or longer following the exhaustion of all appeals; or if the bank accounts, property or receivables of Developer or any such person are attached and such attachment proceedings are not dismissed with a thirty (30) day period; or if execution is levied against the business or property of Developer or any such person or suit to foreclose any lien (excluding mechanic's and materialman's liens) or mortgage against any of the CD Warehouse Stores, the premises thereof or equipment thereon is instituted and not dismissed with thirty (30) days.

        (xi) If Developer, or any person controlling, controlled by, or under common control with Developer, shall be convicted under any law providing for criminal penalties (excluding misdemeanors).

    (b) Upon occurrence of any of the events set forth in Section 11(a), the Company may, without prejudice to any other rights or remedies contained in this Agreement or provided by law or equity, terminate this Agreement. Such termination shall be effective thirty (30) days after written notice (or such other notice as may be required by applicable state law) is given by the Company to Developer of any of the events set forth in Subparagraphs (i) through (ix) of
Section 11(a) if such defaults are not cured with such period. Termination shall be effective immediately and without notice, however, upon occurrence of any of the events specified in Subparagraphs (x) and (xi) of Section 11(a), except where prohibited by state law.

    (c) Upon termination of this Agreement for any reason, or upon expiration of the term hereof, Developer agrees as follows:

         (i) To cease immediately any attempts to select or develop sites on which to operate CD Warehouse Stores, and

        (ii) To cease immediately to hold itself out in any way as a Developer of CD Warehouse or to do anything which would indicate any relationship between it and the Company except to the extent permitted pursuant to Section 11(d).

    (d) Termination of this Agreement shall not affect the rights of Developer to operate CD Warehouse Stores in accordance with the terms of any Unit License Agreement with the Company until and unless such Unit License Agreements, or any of them, are terminated in accordance with their terms.

    If any of the provisions of this contract governing termination or nonrenewal are inconsistent with Oklahoma law, then the laws of the State of Delaware shall apply.

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11. ASSIGNMENT, CONDITIONS AND LIMITATIONS

    (a) Developer shall neither sell, assign, transfer nor encumber this Agreement, the Developmental Rights, or any other interest hereunder, nor suffer or permit any such assignment, transfer or encumbrance to occur by operation of law or otherwise, except as provided in this Section 12.

    (b) In the event of the death, disability or permanent incapacity of Developer, the Company shall not unreasonably withhold its consent to the transfer of all of the interest of Developer to his spouse, heirs or relatives, by blood or marriage, whether such transfer is made by will or by operation of law, provided that the requirements of Section 12(c) hereof have been met. In the event that Developer's heirs do not obtain the consent of the Company as prescribed herein, the personal representative of Developer shall have a reasonable time to dispose of Developer's interest hereunder, which disposition shall be subject to all the terms and conditions for transfers under this Agreement.

    (c) In the event Developer chooses to assign, transfer, or convey its interest, the Company shall have the right of first refusal to consider Developer's offer. Beginning three years from the date of grant and on an annual basis for seven years thereafter, the Company will have the right to cancel and rescind the Worldwide Area Development Agreement and acquire all of the Developer's interest owned or controlled by the Developer pursuant to the Worldwide Area Development Agreement (the exercise of which right is referred to as the "Election"). The purchase price payable upon the Election will be paid in cash at closing and will be determined by multiplying the quotient derived from dividing (a) $3,200,000 by (b) a number equal to (i) cumulative after tax net profit derived from the Contracts being conveyed pursuant to the Asset Purchase Agreement (the "Agreement"), dated October 1, 1996 by and between the Company, Compact Disc International, Ltd and Developer, (a copy of which Agreement is attached hereto as Exhibit A) for the twelve month period ending December 31, 1996 less (ii) $250,000 in salary expense, times the consolidated, annualized after-tax net profit of the CD Warehouse Franchise Operations developed pursuant to the Worldwide Area Development Agreement, wherever located and whatever state of development. The consolidated, annualized after-tax net profit of the CD Warehouse Franchise Operations is to be computed in accordance with generally accepted accounting principles, consistently applied. Any countries taxes that have been incurred but not paid will be reserved for and deducted from the net profit computation. Additionally, if the net income computation does not contain an allowance for Developer's salary an expense deduction of $150,000 will be made. For purposes of the Election, any net profit calculation which is for a period shorter than 365 days will be annualized by dividing such net profit by the number of days in such period and multiplying the average per-day profit by 365. Developer will provide Company with consolidated financial statements for the CD Warehouse Operations developed pursuant to the Worldwide Area Development Agreement during each of the seven years during which the Election may be made, within ninety (90) days after the end of each calender year (December 31). Company may make the Election, during each of the seven years during which the Election may be made, by giving written notice to Developer during the period beginning 90 days after the end of the fiscal year of the CD Warehouse Franchise Operations (such fiscal year end is referred to as the "Election Year End") and ending 180 days after the Election

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Year End.  The closing of the transaction made pursuant to the Election will occur at a time and place mutually agreed upon by Company and Developer within 180 days after written notice of the Election is delivered to Seller (unless extended by agreement between Company and Developer); if such closing does not occur, however, Company's right to make an Election thereafter will terminate and become null and void.

    (d) In the event Developer assigns, transfers, or conveys its interest hereunder other than pursuant to the provisions of Section 12(b) of this
Section 12, such assignment, transfer or conveyance shall be void unless carried out in accordance with this subsection (d).

         (i) At least thirty (30) days prior to any such proposed assignment, conveyance or transfer, Developer shall give written notice to the Company of such proposed assignment conveyance or transfer, setting forth the name of the person to whom the rights or obligations are to be granted, information related to the business background and creditworthiness of the assignee or transferee, and any other information which the Company may ordinarily require to approve a franchisee.

        (ii) Developer shall disclose (and submit written proof of such disclosure to the Company) to his assignee or transferee that information required to be disclosed pursuant to Federal Trade Commission regulations for subfranchises and any other state laws or regulations applicable to such assignment or transfer. In the event such assignee or transferee waives its right to receive such information, both the Developer and his transferee or assignee shall waive in writing all rights or claims they have against the Company in connection with such subfranchising by Developer. Regardless of whether assignee or transferee does waive such rights, the Developer hereby agrees to indemnify and hold harmless any rights or claims against the Company brought by Developer's assignee or transferee or by any administrative or regulatory agency of any state or federal government, or any subdivision thereof. Such indemnification shall include any attorney's fees, court costs or judgments rendered against the Company in connection with the transfer or conveyance by Developer.

       (iii) Developer has represented to the Company that he is entering into this Worldwide Development Agreement with intention of complying with the terms and conditions himself and not for the purpose of resale of the Development Rights hereunder. Therefore, Developer agrees that any attempt to assign this Agreement in whole or in part pursuant to this Section 12(d) within ten years of the date of this Agreement shall be deemed an event of default hereunder.

        (iv) Developer hereby represents and agrees that to the extent his assignee or transferee does not perform in accordance with this Agreement, Developer shall perform and insure that the obligations hereunder are accomplished.

         (v) Developer agrees that the Company may determine to its satisfaction that any franchise or securities laws in the state of the transferee/assignee will be complied with in the event Developer transfers, conveys or assigns any interest herein. In the event the regulatory authorities of such state require that any interest under this agreement be

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registered with such authorities, Developer agrees to bear the expense of any such registration and provide the necessary information to the Company to insure that any such applications or registrations with regulatory authorities are filed in an accurate and complete manner.

    (d) In the event Developer or its successor is a corporation or partnership or similar entity, it is agreed as follows:

         (i) The Partnership Agreement, voting stock of or other ownership interest therein ("Securities") shall reflect that the Securities are restricted by the terms of this Agreement. Developer shall furnish the Company at the time of execution of this Agreement or assignment to the corporation or partnership, an agreement executed by all stockholders or partners of the Developer, stating that no stockholder or partner will sell, assign or transfer voluntarily or by operation of law any Securities of the Developer to any person or entity without the written consent of the Company. All Securities issued by Developer will bear the following legend which shall be printed legibly and conspicuously on each stock certificate or other evidence of ownership interest:

         "The transfer of these securities is subject to the terms and conditions of a Worldwide Area Development with CD Warehouse Inc. dated October 16, 1996, and certain Unit License Agreements executed thereunder. Reference is made to said Worldwide Area Development Agreement and to the restrictive provisions of the Articles and By-Laws of this corporation."

         A stop transfer order shall be in effect against the transfer of any securities on the Developer's records during the term of this agreement, unless the transferee is approved in accordance with Section 12 (c) above.

    (e)  The Company's consent to a transfer of Developer's interest under
Section 11(b) is expressly conditioned upon the continuing personal guarantee of the obligations of Developer under this Agreement by all transferees and the execution by said transferees of personal guarantees of each Unit License Agreement entered into pursuant to this Agreement.

    (f) Developer acknowledges and agrees that the restrictions on transfer imposed herein are reasonable and are necessary to protect the Developmental Rights, the CD Warehouse System and the Proprietary Marks, as well as the Company's excellent reputation and image, and are for the protection of the Company, Developer and other licensees. Any assignment or transfer permitted by this Section 12 shall not be effective until the Company receives a completely executed copy of all transfer documents, and consents in writing.

    (g) This Agreement shall inure to the benefit of the Company, its successors and assigns, and the Company shall have the right to transfer or assign all or any part of its interest herein to any person or legal entity.

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12. NOTICES

    All notices hereunder shall be in writing and shall be duly given if hand delivered or sent by registered or certified mail, postage prepaid, addressed:

         (a) If to the Company at:          CD Warehouse Inc.
                                            P.O. Box 602
                                            Edmond, OK  73083-0602

         (b) If to Developer at:            Mark E. Kane
                                            1710 Firman Drive
                                            Suite 300
                                            Richardson, TX  75081

or at such other address as the Company or Developer shall have specified by notice to the other party hereunder.

13. NO JOINT VENTURE

    Nothing herein contained or done pursuant to this Agreement shall be deemed to constitute Licensee as an agent, partner, or joint venturer of the Company and neither party shall have the authority to act for the other in any manner to create obligations or debts which would be binding on the other; neither party shall be responsible for any obligations or expenses whatsoever of the other.

14. GOVERNING LAW

    This Agreement shall be deemed to have been made and entered into in the State of Delaware and all rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

15. REMEDIES CUMULATIVE;  WAIVER;  CONSENTS

    All rights and remedies of the Company and of Developer enumerated in this Agreement shall be cumulative and, except as specifically contemplated otherwise by this Agreement, none shall exclude any other right or remedy allowed at law or in equity and said rights or remedies may be exercised and enforced concurrently. No waiver by the Company or by Developer of any covenant or condition or the breach of any covenant or condition of this Agreement to be kept or performed by the other party shall constitute a waiver by the waiving party of any subsequent breach or nonobservance on any other occasion of the same or any other covenant or condition of this Agreement. Subsequent acceptance by the Company of any payments due to it hereunder shall not be deemed to be a waiver by the Company of any preceding breach by Developer of any terms, covenants or conditions of this Agreement.

    Whenever this Agreement requires the Company's prior approval or consent, Developer shall make a timely written request to the Company therefor and such approval

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shall be obtained in writing.  The Company will also consider granting, in its sole discretion, other reasonable requests individually submitted by Developer in writing for the Company's prior waiver of any obligation imposed by this Agreement. The Company make no warranties or guarantees upon which Developer may rely, and assumes no liability or obligation to Developer, by providing any waiver, approval, consent, or suggestion to Developer in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefor. Any waiver granted by the Company shall be subject to the Company's continuing review, may subsequently be revoked for any reason effective upon Developer's receipt of ten (10) days prior written notice, and shall be without prejudice to any other rights the Company may have.

16. SEVERABILITY

    If any provision of this Agreement or the application of any provision to any person or to any circumstances shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of such provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of the Company and Developer that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

17. ENTIRE AGREEMENT

    This Agreement together with all Unit License Agreements executed hereunder and previous Asset Purchase Agreement constitutes the entire agreement between the Company and Developer in respect of the subject matter hereof. No officer, employee or other servant or agent of the Company or Developer is authorized to make any representation, warranty or other promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon the Company or Developer unless in writing and signed by the Company and Developer.

18. JOINT AND SEVERAL OBLIGATION

    If the Developer consists of more than one person, their liability under this Agreement shall be deemed to be joint and several.

19. COUNTERPART; PARAGRAPH HEADINGS; PRONOUNS

    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof. Each pronoun used herein shall be deemed to include the other number and genders.

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20. ACKNOWLEDGMENTS

    Developer acknowledges that:

    (a) It has conducted an independent investigation of the business contemplated by this Agreement and recognizes that it involves business risks making the success of the venture largely dependent upon the business abilities of Developer. The Company expressly disclaims the making, and Developer acknowledges that it has not received or relied upon, any warranty or guarantee, expressed or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

    (b) It has no knowledge of any representations by the Company or its officers, directors, shareholders, employees, agents or servants about the business contemplated by this Agreement, that are contrary to the terms of this Agreement or the documents incorporated herein, and further represents to the Company, as an inducement to its entry into this Agreement, that it has made no misrepresentations in obtaining this Agreement.

    (c) It has received, read and understood this Agreement: the Company has fully and adequately explained the provisions of each to its satisfaction; and the Company has accorded it ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

    (d) It is aware of the fact that some present licensees of the Company may operate under different forms of agreement and consequently, that the Company's obligations and rights in respect to its various franchise owners may differ materially in certain circumstances.

21. ARBITRATION CLAUSE

    Each party to this Agreement agrees that any dispute or controversy arising between any of the parties to this Agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created pursuant to this Agreement and each other agreement created in connection herewith, including any dispute or controversy regarding the formation, terms, or construction of this Agreement, regardless of kind or character, must be resolved through binding arbitration. Each party to this Agreement agrees to submit such dispute or controversy to arbitration before the American Arbitration Association in Dallas, Texas, and further agrees to be bound by the determination of any arbitrator or arbitration panel empaneled by the American Arbitration Association to adjudicate the dispute. Judgment on any arbitration award may be entered in any court of competent jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provisional or ancillary remedies including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of this Section.

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    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

THE COMPANY:                      CD WAREHOUSE INC.



                                  By:
                                     --------------------------------------
                                         Jerry W. Grizzle, President
ATTEST:


-----------------------------
Secretary



DEVELOPER:                        MARK E. KANE



                                  By:
                                     --------------------------------------
                                                Mark E. Kane







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